Exhibit 10.1

FIRST AMENDMENT TO LEASE

I.       PARTIES AND DATE.

This First Amendment to Lease (“Amendment”) dated May 7, 2020, is by and between IRVINE BUSINESS CENTER LLC, a Delaware limited liability company (“Landlord”), and LANTRONIX, INC., a Delaware corporation (“Tenant”).

II.       RECITALS.

On January 9, 2015, Landlord (successor-in-interest to The Irvine Company LLC, a Delaware limited liability company) and Tenant entered into a lease (“Lease”) for space in a building located at 7535 Irvine Center Drive, Suite 100, Irvine, California (the “Premises”).

Landlord and Tenant each desire to modify the Lease to extend the Lease Term, to adjust the Basic Rent, and to make such other modifications as are set forth in “III. MODIFICATIONS” next below.

III.       MODIFICATIONS.

A.       Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.                Item 5 is hereby deleted in its entirety and substituted therefore shall be the following:

“5.       Lease Term: The Term of this Lease shall expire on January 31, 2022.”

2.                Item 6 is hereby amended by adding the following:

Months of Term or Period	Monthly Rate Per Square Foot	Monthly Basic Rent
1/1/21 to 12/31/21	$1.70	$45,724.90*
1/1/22 to 1/31/22	$1.77	$47,607.69

*Tenant shall only be required to pay 50% of the Basic Rent due hereunder for the month of January, 2021 (i.e., $22,862.45).

B.               Signs. Tenant’s signage rights pursuant to Section 5.2 of the Lease, including the “building top” signage, shall remain in full force and effect during the Term ending January 31, 2022, except that the deadline for Tenant to install such signage shall be extended to June 30, 2021.

C.               Right to Extend this Lease. Section 2 of Exhibit G to the Lease entitled “Right to Extend this Lease” shall remain in full force and effect during the Term ending January 31, 2022.

D.               Acceptance of Premises. Tenant acknowledges that the lease of the Premises pursuant to this Amendment shall be on an “as-is” basis without further obligation on Landlord’s part as to improvements whatsoever.

IV.       GENERAL.

A.               Effect of Amendment. The Lease shall remain in full force and effect and unmodified except to the extent that it is modified by this Amendment.

B.               Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in "III. MODIFICATIONS" above and can be changed only by a writing signed by Landlord and Tenant.

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C.               Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

D.               Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

E.               Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

F.               California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.”

G.              Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Newmark Knight Frank (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

V.       EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:	TENANT:

IRVINE BUSINESS CENTER LLC, a Delaware limited liability company	LANTRONIX, INC., a Delaware corporation

By: /s/ Steven M. Case	By: /s/ Jeremy Whitaker
Steven M. Case	Printed Name: Jeremy Whitaker
Executive Vice President	Title: Chief Financial Officer
Office Properties

By: /s/ Holly McManus	By: ________________________
Holly McManus	Printed Name: ________________
Vice President, Operations	Title: _______________________
Office Properties